EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-192128) of Capital Senior Living Corporation; and

(2)	Registration Statements (Form S-8 No. 333-143403 and Form S-8 No. 333-204351) pertaining to the 2007 Omnibus Stock and Incentive Plan for Capital Senior Living Corporation;

of our reports dated March 1, 2017, with respect to the consolidated financial statements of Capital Senior Living Corporation and the effectiveness of internal control over financial reporting of Capital Senior Living Corporation, included in this Annual Report (Form 10-K) of Capital Senior Living Corporation for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Dallas, Texas

March 1, 2017